

Rainbow Capital Holdings Limited
浤博資本控股有限公司

→ https://www.rnbw-hk.com/

RAINBOW.

RAINBOW CAPITAL (HK) LIMITED
浤 博 資 本 有 限 公 司

FREE WRITING PROSPECTUS DATED MARCH 19, 2025 | FILED PURSUANT TO RULE 433 OF THE SECURITIES ACT OF 1933, AS AMENDED RELATING TO THE PRELIMINARY PROSPECTUS DATED MARCH 3, 2025 | REGISTRATION NO. 333-284975

Disclaimer and Forward-Looking Statements

This presentation has been prepared by Rainbow Capital Holdings Limited (the “Company”) solely for information purposes. This presentation does not constitute an offer sell or issue or the solicitation of an offer to buy or acquire securities of the Company in any jurisdiction or an inducement to enter into investment activity, nor may it or any part of it form the basis of or be relied on in connection with any contract or commitment whatsoever. Specifically, this presentation does not constitute a “prospectus” within the meaning of the U.S. Securities Act of 1933, as amended (the “Securities Act”). This presentation does not contain all relevant information relating to the Company or its securities, particularly with respect to the risks and special considerations involved with an investment in the securities of the Company. No securities of the Company may be offered or sold in the United States without registration with the United States Securities and Exchange Commission (the “SEC”) or an exemption from such registration pursuant to the Securities Act and the rules and regulations thereunder. Any public offering of the Company’s securities to be made in the United States will be made by means of a statutory prospectus as specified under the Securities Act. The prospectus will contain detailed information about the Company, its subsidiaries and consolidated affiliated entities and its management as well as the consolidated financial statements of the Company and risks and uncertainties associated with the Company’s business and industry. Any decision to purchase the Company's securities in the offering for sale in the United States or anywhere else should be made on the basis of the information contained in the statutory prospectus included in the registration statement. The prospectus can be obtained free of charge from the SEC’s website at www.sec.gov.

Certain information contained in this presentation was obtained from various sources, including third parties, and has not been independently verified. No representation, warranty or undertaking, express or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness, correctness or reasonableness of the information or the sources presented or contained herein. By attending this presentation, you acknowledge and agree that none of the Company or any of its affiliates, shareholders, directors, employees, agents, advisors, representatives or underwriters will be liable (in negligence or otherwise) for any loss howsoever arising from any use of this presentation or its contents or otherwise arising in connection with the presentation.

This presentation may contain additional trademarks, service marks and trade names of others. Such trademarks, service marks and trade names are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply an endorsement or sponsorship of us by any other person.

This presentation speaks as of the date hereof. The information presented or contained in this presentation is subject to change without notice. Neither the delivery of this presentation nor any further discussions of the Company or any of its affiliates, shareholders, directors, employees, agents, advisors, representatives or underwriters with any of the recipients shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since that date.

This presentation contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include descriptions regarding the intent, belief or current expectations of the Company or its officers with respect to projected financial and operating results, market opportunity and business prospects of the Company. These statements can be recognized by the use of words such as “expects,” “plans,” “will,” “estimates,” “projects,” “intends,” “anticipates,” “believes,” “confident” or words of similar meaning. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ from those in the forward-looking statements as a result of various factors and assumptions, many of which are beyond the Company’s control. By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and regulatory developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although it is believed that there is a reasonable basis for each forward-looking statement contained in this presentation, we caution you that forward-looking statement are not guarantees of future performance and that the actual results of operation, financial condition and liquidity, and the development of the industries in which we operation may differ materially from the forward looking statement contained in this presentation as a result of, among other factors, the factors referenced in the “Risk factor” section of the preliminary prospectus contained in the registration statement on Form F-1 initially filed with the SEC on February 14, 2025, as amended thereafter.

The Company and its affiliates, directors, officers, employees, advisors, representatives and underwriters assume no obligation to and do not undertake to update such forward-looking statements to reflect future events or circumstances.

By attending this presentation, you acknowledge that you will be solely responsible for your own assessment of the market and the market position of the Company and that you will conduct your own analysis and be solely responsible for forming your own view of the potential future performance of the business of the Company.

Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid and there is a risk of loss.

Content

Definitions

AI	Artificial intelligence
CA	Compliance adviser
CAGR	Compound annual growth rate
Class A Ordinary Shares	class A ordinary shares of the Company with a par value of US$0.0001 each
Class B Ordinary Shares	class B ordinary shares of the Company with a par value of US$0.0001 each
Company	Rainbow Capital Holdings Limited
ESG	environmental, social, and governance
FA	Financial adviser
FinTech	Financial technology
FY2023 and FY2024	For the years ended September 30, 2023 and 2024, respectively
GEM Listing Rules	The Rules Governing the Listing of Securities on GEM
Group	Our Company and Rainbow Capital
IFA	Independent financial adviser
IPO	Initial public offering
Listing Rules	The Rules Governing the Listing of Securities on the Stock Exchange
M&A	Mergers and acquisitions
NLP	Natural language processing
Rainbow Capital	Rainbow Capital (HK) Limited
SEC	The United States Securities and Exchange Commission
SFC	The Securities and Futures Commission of Hong Kong
Stock Exchange	The Stock Exchange of Hong Kong Limited
Takeovers Code	The Codes on Takeovers and Mergers and Share Buy-backs published by the SFC

1. Offering Summary

Issuer	**Rainbow Capital Holdings Limited**
Security	Class A ordinary shares with a par value of US$0.0001 each
Proposed Nasdaq Capital Market Symbol	RNBW
Shares Outstanding Prior to Completion of the Offering	13,500,000 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares
Number of Shares Being Offered	1,375,000 Class A Ordinary Shares (or 1,581,250 Class A Ordinary Shares if the underwriter exercises its over-allotment option to purchase additional Class A Ordinary Shares in full)
Offering Price per Share	Between US$4 and US$5 per Class A Ordinary Share
Proposed Offering Size	US$5.5 million
Number of Ordinary Shares Outstanding After the Offering	14,875,000 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares
Growth Strategies & Use of Proceeds	✓ Approximately 14.6% of the net proceeds for strengthening our corporate finance services business by expanding our corporate finance team in Hong Kong ✓ Approximately 14.6% of the net proceeds for expanding our financial advisory business to serve clients which would like to seek a listing in the U.S. ✓ Approximately 30.4% of the net proceeds for generating new income streams by providing value-added services to our clients ✓ Approximately 30.4% of the net proceeds for developing automated FinTech-enabled tools to assist us in providing our corporate finance advisory services ✓ The balance (i.e. 10.0% of the net proceeds) for working capital and other general corporate purposes
Underwriter	✓ Cathay Securities, Inc.

2. Company Overview

Established in 2020, we are an active financial services provider in Hong Kong which principally engages in the provision of:

01 CORPORATE FINANCE ADVISORY SERVICES

Acting as **sponsor** or **financial adviser** to companies seeking to list in Hong Kong and the United States

Acting as **financial adviser** to Hong Kong public listed companies and parties seeking to control or invest in listed companies in Hong Kong in transactions involving the Listing Rules, the GEM Listing Rules and/or the Takeovers Code

Acting as **independent financial advisor** to the independent board committee and/or independent shareholders of listed companies in Hong Kong rendering recommendations and opinions

Acting as **compliance adviser** to listed companies in Hong Kong advising them on post-listing compliance matters

02 UNDERWRITING AND SECURITIES RELATED SERVICES

Acting as **overall coordinator, global coordinator, bookrunner, lead manager** or **underwriter** for listing applicants in IPOs

Acting as **financial advisor** for secondary market transactions

03 BUSINESS AND FINANCIAL DUE DILIGENCE SERVICES

Acting as **financial advisor** to perform business and financial due diligence on target companies to be acquired

2. Company Overview (Cont'd)

Corporate Structure

MR CHOI TAN YEE
CO-FOUNDER OF RAINBOW CAPITAL AND OUR EXECTIVE DIRECTOR

PRE-OFFERING
8,100,000 Class A Ordinary Shares (60.00%)
1,800,000 Class B Ordinary Shares (60.00%)

POST-OFFERING
8,100,000 Class A Ordinary Shares (54.46%)
1,800,000 Class B Ordinary Shares (60.00%)

MR LEUNG HO MING DANNY
CO-FOUNDER OF RAINBOW CAPITAL AND OUR EXECTIVE DIRECTOR

PRE-OFFERING
5,400,000 Class A Ordinary Shares (40.00%)
1,200,000 Class B Ordinary Shares (40.00%)

POST-OFFERING
5,400,000 Class A Ordinary Shares (36.30%)
1,200,000 Class B Ordinary Shares (40.00%)

PUBLIC SHAREHOLDER

PRE-OFFERING
0 Class A Ordinary Shares (0.00%)

POST-OFFERING
1,375,000 Class A Ordinary Shares (9.24%)

RAINBOW CAPITAL HOLDINGS LIMITED
INCORPORTAED IN BVI

100%

RAINBOW CAPITAL (HK) LIMITED
INCORPORTAED IN HONG KONG

2.1 Corporate Finance Advisory Services

Acting as **sponsor** or **financial adviser** to companies seeking to list in Hong Kong and the United States.

Our main responsibilities as a sponsor or financial advisor include:

HKEX 香港交易所

HUASHI GROUP HOLDINGS LIMITED (1111.HK)

01 Guide and advise listing applicants and their directors throughout the IPO process

02 Lead, coordinate and manage the entire listing process

03 Make submissions and address comments and matters raised by the regulators in connection with the listing application

Nasdaq

Techlution

ALPHA TECHNOLOGY GROUP LTD (ATGL.US)

01 Conduct due diligence and assess listing applicants' suitability for listing

02 Liaise with the intermediaries and underwriting syndicates

03 Manage the process of the IPO to ensure it is conducted in a fair and orderly manner to ensure an open market

2.1 Corporate Finance Advisory Services (Cont'd)

Acting as **financial adviser** to Hong Kong public listed companies and parties seeking to control or invest in listed companies in Hong Kong in transactions involving the Listing Rules, the GEM Listing Rules and/or the Takeovers Code

PRODUCTS	NATURUE	OUR SELECTED CLIENTS
As regards to transactions which need advice on structure and other aspects/ circulars/ meetings of shareholders	Our role is to advise on terms and structure, help organize information required (valuations, accountants' reports, legal disclosure), draft announcements and circulars and monitor and supervise procedures	CHINA HUARONG ENERGY COMPANY LIMITED (1101.HK) LANDSEA GREEN MANAGEMENT LIMITED (106.HK) LANDSEA GREEN LIFE SERVICE COMPANY LIMITED (1965.HK) TEXHONG INTERNATIONAL GROUP LIMITED (2678.HK) PRECIOUS DRAGON TECHNOLOGY HOLDINGS LIMITED (1861.HK) COMTEC SOLAR SYSTEMS GROUP LIMITED (712.HK) CHINA ALUMINUM CANS HOLDINGS LIMITED (6898.HK) CHINA TECHNOLOGY INDUSTRY GROUP LIMITED (8111.HK) CR CONSTRUCTION GROUP HOLDINGS LIMITED (1582.HK) MOST KWAI CHUNG LIMITED (1716.HK)
Acting for a client buying/selling control (over 30% or 50%) of Hong Kong listed companies. Acting for a company making or responding to an offer for a listed company	We help listed companies reply to, or resist, offers and give a recommendation whether shareholders should accept or not. Involvement in such transactions may also create an opportunity to introduce a lender to finance the offer and to handle a "public float" placing, if necessary, after the close of the offer	VIXTEL TECHNOLOGIES HOLDINGS LIMITED (1782.HK) EAGLE LEGEND ASIA LIMITED (936.HK) IN TECHNICAL PRODUCTIONS HOLDINGS LIMITED (8446.HK) DA SEN HOLDINGS GROUP LIMITED (1580.HK) WINNING TOWER GROUP HOLDINGS LIMITED (8362.HK)

2.1 Corporate Finance Advisory Services (Cont'd)

Acting as **financial adviser** to Hong Kong public listed companies and parties seeking to control or invest in listed companies in Hong Kong in transactions involving the Listing Rules, the GEM Listing Rules and/or the Takeovers Code

PRODUCTS	NATURUE	OUR SELECTED CLIENTS
Privatization	A form of offer where the offeror does not want to keep the listing and has decided for a strategic reason that it will acquire 100%	PINE CARE GROUP LIMITED (1989.HK); SINOSOFT TECHNOLOGY GROUP LIMITED (1297.HK)
Whitewash waivers (i.e. not making an offer for a listed company when acquiring control)	This involves applying on behalf of a client for a ruling from the SFC that a shareholder of a listed company has not triggered a bid when acquiring control in certain circumstances – as when injecting cash or assets for new shares	HUADIAN POWER INTERNATIONAL CORPORATION LIMITED (1071.HK)

2.1 Corporate Finance Advisory Services (Cont'd)

Acting as **financial adviser** to Hong Kong public listed companies and parties seeking to control or invest in listed companies in Hong Kong in transactions involving the Listing Rules, the GEM Listing Rules and/or the Takeovers Code

PRODUCTS	NATURUE	OUR SELECTED CLIENTS
Suspended or distressed companies	This involves helping companies in financial difficulties (and/or with their shares suspended) negotiating with their bankers/creditors and related transactions	MOBILE INTERNET (CHINA) HOLDINGS LIMITED (1439.HK); SOUTHWEST SECURITIES INTERNATIONAL SECURITIES LIMITED (812.HK); HUA YIN INTERNATIONAL HOLDINGS LIMITED (989.HK); CENTURY ENTERTAINMENT INTERNATIONAL HOLDINGS LIMITED (959.HK)
Other general advisory roles	Terms of share incentive scheme/share award scheme	GREAT WATER HOLDINGS LIMITED (8196.HK)

2.1 Corporate Finance Advisory Services (Cont'd)

Acting as **independent financial advisor** to the independent board committee and /or independent shareholders of listed companies in Hong Kong , rendering recommendations and opinions

Our main responsibilities as an independent financial adviser include:

01

Issue opinion letters to the independent board committee and/or independent shareholders of listed companies with voting recommendations, which are incorporated in the circulars pursuant to the Listing Rules, the GEM Listing Rules and the Takeovers Code

02

Research the relevant market and economic conditions and trends relevant to the pricing of the transaction and review the fairness, reasonableness and completeness of any assumptions or projections relevant to the transactions

03

Conduct reviews and analyses on the listed companies' latest financial position and trading position and help the listed companies to prepare Rule 10.11 confirmation regarding material changes in financial or trading position pursuant to the Takeovers Code

Continuing Connected Transaction

Supply/acquisition of products/services from the controlling shareholder or directors and sometimes a group treasury scheme

"One Off" Connected Transaction

Buy or sell assets/business to/from the controlling shareholder/directors

2.1 Corporate Finance Advisory Services (Cont'd)

Acting as **independent financial advisor** to the independent board committee and /or independent shareholders of listed companies in Hong Kong , rendering recommendations and opinions

Our selected clients:

- BOSSINI INTERNATIONAL HOLDINGS LIMITED (592.HK)
- CHINA INFRASTRUCTURE & LOGISTICS GROUP LTD. (1719.HK)
- CHINA VAST INDUSTRIAL URBAN DEVELOPMENT COMPANY LIMITED (6166.HK)
- MANY IDEA CLOUD HOLDINGS LIMITED (6696.HK)
- POLYTEC ASSET HOLDINGS LIMITED (208.HK)
- SHOUGANG FUSHAN RESOURCES GROUP LIMITED (639.HK)
- CHINA ISOTOPE & RADIATION CORPORATION (1763.HK)
- CHINA NONFERROUS MINING CORPORATION LIMITED (1258.HK)
- BEIJING CAPITAL GRAND LIMITED (1329.HK)
- CHINA YOURAN DAIRY GROUP LIMITED (9858.HK)
- CHONGQING IRON & STEEL COMPANY LIMITED (1053.HK)
- CMOC GROUP LIMITED (3993.HK)
- CSTONE PHARMACEUTICALS (2616.HK)
- HAITONG INTERNATIONAL SECURITIES GROUP LIMITED (665.HK)
- OVERSEAS CHINESE TOWN (ASIA) HOLDINGS LIMITED (3366.HK)
- SHANGHAI JUNSHI BIOSCIENCES CO., LTD. (1877.HK)
- AKESO, INC. (9926.HK)
- HONG KONG TECHNOLOGY VENTURE COMPANY LIMITED (1137.HK)
- SHANGHAI HENLIUS BIOTECH, INC. (2696.HK)
- KINGWISOFT TECHNOLOGY GROUP COMPANY LIMITED (8295.HK)
- REMEGEN CO., LTD. (9995.HK)
- ANE (CAYMAN) INC. (9956.HK)
- DL HOLDINGS GROUP LIMITED (1709.HK)
- FEIYU TECHNOLOGY INTERNATIONAL COMPANY LTD. (1022.HK)
- KINETIC DEVELOPMENT GROUP LIMITED (1277.HK)
- KUNMING DIANCHI WATER TREATMENT CO., LTD. (3768.HK)
- QINGLING MOTORS CO. LTD (1122.HK)

2.1 Corporate Finance Advisory Services (Cont'd)

Acting as **compliance adviser** to listed companies in Hong Kong, advising them on post-listing compliance matters.

Our main responsibilities as a compliance adviser include:

- Ensure that clients are properly guided and advised as to compliance with the Listing Rules and the GEM Listing Rules
- Discuss with clients on their operating performance and financial condition with reference to the clients' business objective(s) as stated in their respective listing documents
- Ensure clients' compliance with any undertakings provided at the time of listing and with the terms and conditions of any waiver granted to the clients by the Stock Exchange
- Provide clients with advice and guidance on compliance with the Listing Rules and the GEM Listing Rules in relation to their regulatory announcements, circulars and financial reports
- Provide regular updates on any material changes of or supplements to the Listing Rules and the GEM Listing Rules to clients' directors and senior management

2.1 Corporate Finance Advisory Services (Cont'd)

Acting as **compliance adviser** to listed companies in Hong Kong, advising them on post-listing compliance matters.

Our selected clients:

ANTENGENE CORPORATION LIMITED (6996.HK)	ZHONGTIAN INTERNATIONAL LIMITED (2379.HK) (DELISTED)	CHINA FORTUNE HOLDINGS LIMITED (110.HK)	CR CONSTRUCTION GROUP HOLDINGS LIMITED (1582.HK)	CSTONE PHARMACEUTICALS (2616.HK)	HUASHI GROUP HOLDINGS LIMITED (1111.HK)	IMMUNEONCO BIOPHARMACEUTICALS (SHANGHAI) INC. (1541.HK)	JIAYUAN SERVICES HOLDINGS LIMITED (1153.HK)	HOLLWIN URBAN OPERATION SERVICES GROUP CO., LTD. (2529.HK)
LANDSEA GREEN LIFE SERVICE COMPANY LIMITED (1965.HK)	LINKLOGIS INC. (9959.HK)	LITIAN PICTURES HOLDINGS LIMITED (9958.HK)	MEDIWELCOME HEALTHCARE MANAGEMENT & TECHNOLOGY INC. (2159.HK)	ORBUSNEICH MEDICAL GROUP HOLDINGS LIMITED (6929.HK)	PRECIOUS DRAGON TECHNOLOGY HOLDINGS LIMITED (1861.HK)	TREE HOLDINGS LIMITED (8395.HK)	REMEGEN CO., LTD. (9995.HK)	LAOPU GOLD CO., LTD. (6181.HK)
SICHUAN ENERGY INVESTMENT DEVELOPMENT CO., LTD. (1713.HK)	MOKINGRAN JEWELLERY GROUP CO., LTD. (2585.HK)	ZHONG AN INTELLIGENT LIVING SERVICE LIMITED (2271.HK)	ZYLOX-TONBRIDGE MEDICAL TECHNOLOGY CO., LTD. (2190.HK)	CARSGEN THERAPEUTICS HOLDINGS LIMITED (2171.HK)	ADICON HOLDINGS LIMITED (9860.HK)	MAO GEPING COSMETICS CO., LTD. (1318.HK)	TIANJU DIHE (SUZHOU) TECHNOLOGY CO., LTD. (2479.HK)	TYK MEDICINES, INC (2410.HK)

2.2 Underwriting and Securities Related Services

We provide underwriting services by acting as overall coordinator, global coordinator, bookrunner, lead manager or underwriter (as the case may be) in IPOs and may be responsible for introducing cornerstone investors to clients.

We also act as financial adviser for secondary market transactions such as rights issues, share placements under general mandate, issue of convertible bonds under specific mandate.

IPO underwriter:

- HUASHI GROUP HOLDINGS LIMITED (1111.HK)
- QINGDAO WINDAKA TECHNOLOGY CO., LTD. (LISTING IN PROGRESS)
- ZHEJIANG ROCKYSAAS TECHNOLOGY CO., LTD. (LISTING IN PROGRESS)

FA to rights issue:

- FEIYANG INTERNATIONAL HOLDINGS GROUP LIMITED (1901.HK)
- VIXTEL TECHNOLOGIES HOLDINGS LIMITED (1782.HK)
- LINK-ASIA INTERNATIONAL MEDTECH GROUP LIMITED (1143.HK)
- PROSPEROUS PRINTING COMPANY LIMITED (8385.HK)
- LIFE CONCEPTS HOLDINGS LIMITED (8056.HK)

FA to general mandate:

- CARRY WEALTH HOLDINGS LIMITED (643.HK)
- BRIGHTSTAR TECHNOLOGY GROUP CO., LTD (8446.HK)
- CHINA FORTUNE HOLDINGS LIMITED (110.HK)

FA to convertible bond:

- CHINA ALUMINUM CANS HOLDINGS LIMITED (6898.HK)
- CENTURY ENTERTAINMENT INTERNATIONAL HOLDINGS LIMITED (959.HK)

2.3 Business and Financial Diligence Services

Acting as **financial advisor** to review and analyze the business and financial performance of a target company

Our main responsibilities in business and financial diligence services include:



01

Discuss with the directors and management of the target company in relation to the business, financial information and tax compliance status of the target company

02

Obtain, review, analyze and comment on the financial performance, financial position and tax filings of the target company

03

Prepare a report addressed to the client which contains major issues and findings of the target company as well as the potential impact and our recommendations

3. Investment Highlights

01 We are an active established participant in the market with top 5 rankings according to Frost & Sullivan

02 We are a specialist focusing on offering corporate finance advisory services

03 We have a strong client base and maintain a vast network of listed companies and professional parties in Hong Kong



04 We have a team of experienced and loyal management and professionals

05 We adopt a prudent compliance and risk management system

06 Entrepreneurial and innovative culture with simple and independent shareholding structure

3.1 An Active Established Market Participant

We are an active established participant in the market with a proven track record. We stand out as a reputable financial services provider in Hong Kong since the commencement of our business in January 2020.

Our ranking as a corporate finance services provider	2022-2024
By number of financial advisor (1 time) deals in Hong Kong	**2**
By number of financial advisor (offeror) deals in Hong Kong	**2**
By number of independent financial advisor (Listing Rules and GEM Listing Rules) deals in Hong Kong	**4**
By number of compliance adviser deals in Hong Kong	**4**
By number of independent financial advisor (Takeovers Code) deals in Hong Kong	**5**

Source: Frost & Sullivan

We believe our active participation in the financial services industry has gradually increased our brand awareness among investors and our proven track record will continue to build trust and support with our clients, which together will help us win deals in the competitive market.

3.2 A Specialist Offering Corporate Finance Services

We are a specialist focussing on offering corporate finance advisory services. We believe that our business growth is driven by our comprehensive service capability to fulfil the varying needs of our clients.


1
2
3
4

We focus on technical issues in relation to the Listing Rules, the GEM Listing Rules and the Takeovers Code. We also provide business and financial due diligence services.

We have benefited from the business opportunities arising from acting as sponsor, FA, IFA or CA when they or their shareholders or management procure our other financial services

We do not carry out other businesses such as securities trading, margin financing, lending, private banking, or wealth or asset management

The early engagement in one kind of service provides a stickiness to our subsequent engagement in other types of services and adds a recurring element to our revenue

3.3 A Strong Client Base

We have a strong client base and maintain a vast network of listed companies, legal advisers, audit firms and corporate finance firms in Hong Kong or the PRC for the purpose of targeted identification of potential clients for our financial advisory services



Market Cap of our clients
Up to HK$100 Billion
2020
49
2021
95
2022
145
2023
184
2024
216
NUMBER OF CLIENTS

INDUSTRIES IN WHICH OUR CLIENTS OPERATE

- ADVERTISING
- AGRICULTURE
- BIOTECHNOLOGY
- ELECTRONICS
- FINANCE
- FOOD
- GAS
- HEALTHCARE
- INTERNET
- INVESTMENT COMPANIES
- IRON / STEEL
- MEDIA
- MINING
- PHARMACEUTICALS
- REAL ESTATE
- RETAIL
- SEMICONDUCTORS
- SOFTWARE
- TRANSPORTATION
- TELECOMMUNICATIONS

3.3 A Strong Client Base (Cont'd)

We have a strong client base and maintain a vast network of listed companies, legal advisers, audit firms and corporate finance firms in Hong Kong or the PRC for the purpose of targeted identification of potential clients for our financial advisory services

01

We have developed our own network from which we could identify our potential clients

02

We have been developing our own network based on the public domain, which includes the contact details of listed companies, legal advisers, audit firms and corporate finance firms in Hong Kong or the PRC

03

We identify those listed companies which had active FA or IFA engagements in the past (the "**Prospective Clients**")

04

We will approach these Prospective Clients for potential subsequent engagements

05

Marketing of new clients or deals will be based on the personal networks of our managing directors

06

With our network, we have successfully developed our client base since commencement of our business in January 2020

3.4 An Experienced and Loyal Team

We have a team of experienced and loyal management and professionals with substantial expertise in providing corporate finance advisory services, formulating corporate strategies and monitoring risks and compliance

- **Mr. Larry Choi, Managing Director and Co-Founder**
  - has over 18 years of experience in corporate finance, accounting and auditing
  - currently a responsible officer for Type 1 (dealing in securities) and Type 6 (advising on corporate finance) regulated activities under the SFO
  - Fellow Chartered and Certified Accountant (FCCA) and Chartered Financial Analyst (CFA)

- **Ms. Nicole Cheng, Director**
  - has over 10 years of experience in corporate finance
  - Chartered Financial Analyst (CFA)

- **Ms. Flora Zhang, Senior Manager**
  - has over 6 years of experience in corporate finance
  - Chartered Financial Analyst (CFA)

- **Ms. Yiyi Xie, Analyst**
  - has 1 year of experience in corporate finance
  - graduated from the University of Hong Kong with a Master degree

- **Mr. Danny Leung, Managing Director and Co-Founder**
  - has over 18 years of experience in corporate finance, accounting and auditing
  - currently a responsible officer for Type 1 (dealing in securities) and Type 6 (advising on corporate finance) regulated activities under the SFO
  - Fellow of the Hong Kong Institute of Certified Public Accountants (FCPA) and Fellow Chartered Accountant (FCA)

- **Mr. Daniel Shum, Director**
  - has over 10 years of experience in corporate finance and auditing
  - Member of the Hong Kong Institute of Certified Public Accountants (CPA)

- **Mr. Spike Rao, Manager**
  - has over 4 years of experience in corporate finance
  - graduated from The Chinese University of Hong Kong with a Master degree

- **Ms. Ray Yang, Analyst**
  - has 1 year of experience in corporate finance
  - graduated from the University of Hong Kong with a Master degree

3.5 A Prudent Compliance & Risk Management System

We adopt a prudent compliance and risk management system which is designed in response to our business operations and risk exposure.

We consider our compliance and risk management system pivotal to our operations as it enables us to identify, assess and manage our business, financial and operational risks in our business in a timely manner.



Stringent pre-engagement checks including but not limited to the Internet, Bloomberg and Dow Jones as well as independence checking

The vast experience of our management team in the corporate finance industry is vital to implementing our compliance and risk management system

Committed to improving, monitoring and updating our compliance and risk management system in light of the evolving regulatory regime and our business expansion

3.6 Entrepreneurial and Innovative Culture

We adopt an entrepreneurial and innovative culture with simple and independent shareholding structure

01

We have successfully developed our business with the personal networks of the managing directors and the organized way of marketing leveraging on our own network

02

Investment in people is critical to our success and we will structure an equity incentive plan that ensures continued management ownership while maintaining a culture to attract and retain the best people



03

We are uniformly committed to the growth of our business as we are owned by the two founders only. As the two founders are direct fund providers as well as the executors for every project, we could always make our decision fast and committed to our clients to the end

04

We do not have issue of the change of sponsor, FA, IFA or CA due to resignation of staff because our two founders' interest and shareholding are aligned with the successful IPO and completion of our clients' deals

4. Industry Overview

The market size of corporate finance services in Hong Kong increased from HK$2,091.1 million in 2019 to HK$2,804.9 million in 2023, at a CAGR of 7.6%. The corporate finance services in Hong Kong are mainly drive by (i) rise of corporate restructuring and recovery amid economic volatility, market disruptions and changes in consumer behavior; (ii) increasing demand for the provision of interconnected services such as IPO sponsorship, underwriting, financial advisory, and compliance advisory, and (iii) opportunities driven by the U.S. capital market.

Going forward, the corporate financer services in Hong Kong is expected to rise at a CAGR of 5.5% from 2024 to 2028.

Market Size of Corporate Finance Services in Hong Kong, 2019-2028E

	2019-2023	2024E-2028E
CAGR	7.6%	5.5%



HK$ million
4,000
3,000
2,000
1,000
0
2,091.1
2,346.8
1,987.9
2,386.6
2,804.9
3,100.1
3,354.9
3,522.6
3,663.5
3,846.7
2019
2020
2021
2022
2023
2024E
2025E
2026E
2027E
2028E

Source: Frost & Sullivan

4. Industry Overview (Cont'd)

Market Drivers & Trends

Rise of corporate restructuring and recovery

- In response to economic volatility, market disruptions, or changes in consumer behavior, corporate restructuring and recovery are the driving force in the corporate finance services industry in Hong Kong. Distressed companies might seek mergers or acquisitions as a means of recovery. Companies in recovery may pursue equity financing to bolster their balance sheets, which can involve issuing new shares to existing or new investors, often to raise capital for growth initiatives or debt repayment. These mergers and acquisitions, and fund-raising activities translate into growth opportunities for corporate finance services providers in Hong Kong.

Greater importance of ESG consultancy services

- To promote thorough analysis and disclosure of material ESG risks, the Stock Exchange has mandated that IPO applicants and listed companies publish annual ESG reports since 2016. ESG consultants are increasingly engaged to help ensure compliance with these evolving regulations, enabling firms to develop effective reporting strategies. Third-party ESG consultancies, who provide the one-stop solutions for the structure, content and design of ESG reports, play a vital role in addressing these issues by offering frameworks that allow companies to monitor real-time information for better decision-making, reduce risks, and enhance performance.

Opportunity driven by the U.S. capital market

- The U.S. capital market presents significant opportunities for corporate finance services providers in Hong Kong. With an increasing number of Hong Kong and Chinese companies seeking to expand into the U.S. market, there is a growing demand for advisory services related to cross-border transactions, IPO support, and regulatory guidance to navigate U.S. frameworks. Corporate finance providers can offer specialized services to ensure compliance with SEC regulations for companies entering the US market. In particular, corporate finance services providers are able to cater to the needs of companies seeking to list on the Nasdaq, advising them on corporate structure, financial management and corporate governance and assisting them in coordinating with, and supervising the work of, various professional parties involved in the entire listing process.

Source: Frost & Sullivan

4. Industry Overview (Cont'd)

AI helps investment bankers to reduce manual work from tasks such as research, analytics, predictive modelling and portfolio optimization.
AI also enables investment banks to accelerate the process of searching suitable investment targets and identifying potential clients.

01 AUTOMATED DATA COLLECTION

One of the main benefits is the increase in efficiency in data collection. This means higher productivity for deal origination and buyers list building

02 ANALYTICS AND RESEARCH

NLP algorithms can conduct research and analyze market trends by extracting insights from unstructured data sources, such as news articles and research reports. This helps investment banks to gain competitive advantage from advanced analytics, so they can direct their focus into new prospective areas.

03 ENHANCED PRODUCTIVITY

AI can automate repetitive tasks and reduce analysts' manual effort from cumbersome desktop research, which allows analysts to focus on higher-value tasks, including client communication and M&A process.



04 CUSTOMER SERVICE & RELATIONSHIP MANAGEMT

AI uses information from various sources to produce and deliver content relevant to the audience. Chatbots by AI can assist customers with basic transactions. AI can also produce personalized investment strategies and budget allocation.

05 PREDICTIVE ANALYTICS TO IMPROVED DECISION MAKING

AI is able to identify patterns and correlations in human behavior and market trends. AI can combine data points fast from social media, news articles, and other sources to build a picture of market activity changes. This helps simulate market scenarios, scan competitor behavior, and predict what sectors to invest in.

06 RISK MANAGEMENT

Risk analysis is becoming more accurate with AI-powered algorithms, which have the capacity to predict economic, financial, and risk events, and detect fraudulent activities in real-time by monitoring transactions and identifying unusual patterns or behaviors.

5. Financial Highlights



Revenue (HK$'000)
FY2023
15,414
FY2024
23,490



Income before Income Tax Expenses (HK$'000)
FY2023
8,784
FY2024
15,066



Net Profit (HK$'000)
FY2023
7,538
FY2024
12,773

HK$'000	As at September 30, 2023	As at September 30, 2024
Non-current assets	104	1,337
Current assets, including:	43,164	43,263
Cash and cash equivalents	18,755	18,319
Total assets	**43,268**	**44,600**
Current liabilities	2,455	2,745
Non-current liabilities	3	98
Total liabilities	**2,458**	**2,843**
Equity	**40,810**	**41,757**

6. Growth Strategies

01

Strengthening our corporate finance services business by expanding our corporate finance team

02

Expanding our financial advisory business to serve clients which would like to seek a listing in the U.S.

03

Generating new income streams by providing value-added services to our clients, leveraging on our existing client base

04

Developing automated FinTech-enabled tools to assist us in providing our corporate finance advisory services



6.1 Expand Corporate Finance Team

We will continue to focus on our corporate finance services business in Hong Kong. Strong teams of staff equipped with appropriate industry knowledge and good client connections are crucial to the continuing success of Rainbow Capital.



We intend to strengthen our existing professional team by recruiting additional experienced senior, mid-level and junior professional staff to ensure that we have sufficient staff with appropriate levels of knowledge, skills and experience to provide quality services to our clients. We also intend to enhance the remuneration packages of our existing corporate finance team to retain talents and professionals.

Our Group's up-sized and strengthened professional team could allow our Group to broaden our client base, initiate new ideas to clients in achieving their objectives, provide clients with practical solutions in structuring corporate finance advisory transactions and ensure the efficient execution of corporate finance advisory transactions.

6.2 Expand the Business into the United States

For FY2023 and FY2024 and up to date, we were engaged in three financial advisory projects, in which the clients would like to seek a listing on the Nasdaq, and successfully assisted one client in listing on the Nasdaq. Our role in these projects is to advise the clients on corporate structure, financial management and corporate governance and to assist them in coordinating with, and supervising the work of, various professional parties involved in the entire listing process.

Against the backdrop of a robust growth of international companies listing on Nasdaq Stock Market, coupled with the superior valuation and trading liquidity in the U.S. capital market, there is a rising demand for corporate finance services from companies located globally to gain access to the U.S. capital market by way of IPO, mergers and acquisitions or other means. To capture this rising demand, we plan to expand our financial advisory business in this regard by recruiting more suitable talents in Hong Kong and the U.S. to serve our clients globally.

Total Number of Listed Companies on US Stock Exchanges, 2019-2023

	2019-2023
NYSE Domestic	-2.3%
NYSE International	2.8%
Nasdaq Domestic	-0.7%
Nasdaq International	16.0%
Total	0.8%



NYSE Domestic
NYSE International
Nasdaq Domestic
Nasdaq International
Unit
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
5,524
1,879
505
2,684
456
6,179
2,363
510
2,790
516
6,203
1,925
600
2,880
798
6,223
1,940
595
2,823
865
5,704
1,709
563
2,606
826
2019
2020
2021
2022
2023

Annual Turnover of Listed Companies in the US, 2019-2023

	2019-2023
NYSE	16.3%
NASDAQ	10.5%
Total	13.4%



NYSE
NASDAQ
US$ Trillion
60
50
40
30
20
10
0
30.3
14.4
15.9
50.4
25.4
25.0
56.9
29.1
27.8
57.2
29.9
27.2
50.1
26.4
23.7
2019
2020
2021
2022
2023

Source: Frost & Sullivan

6.3 Provide Value-added Services to Clients

According to Frost & Sullivan, being a differentiated and one-stop service provider is one of the key market drivers and trends in the corporate finance services market in Hong Kong. The provision of value-added services is becoming the mainstream in the corporate finance services market in Hong Kong.

Corporate finance service providers who can offer differentiated and one-stop solutions, ranging from IPO sponsorship and underwriting services to financial advisory, independent financial advisory, and compliance advisory services, will cater to the needs of corporate clients in the evolving economic environment and complex regulatory regime.

Under the above background, leveraging on our existing client base, we plan to generate new income streams by providing:



Trainings and seminars to directors of listed companies in Hong Kong as to the latest development of the regulatory requirements of the Hong Kong Stock Exchange and the SFC

ESG reporting services to listed companies in Hong Kong, in which we prepare a customized ESG report in compliance with relevant rules and regulations

Internal control advisory services to listed companies in Hong Kong to achieve compliance with relevant rules and regulations and assist our clients in mitigating their operational and financial risks

6.4. Develop Automated FinTech-enabled Tools

We believe that the rising adoption of AI technology is becoming increasingly crucial in our industry.

According to Frost & Sullivan, FinTech applications help corporate finance services providers navigate complex regulatory requirements through automated compliance checks, reporting, and documentation, reducing the risk of non-compliance.

Since our responsibilities as a corporate finance service adviser mainly include guiding and advising our clients from time to time in respect of the Listing Rules, the GEM Listing Rules, the Takeovers Code and the related compliance matters, we plan to apply AI technology to develop automated FinTech-enabled tools to assist us in:



01 Our data collection and analysis for performing our financial advisory and independent financial advisory works

02 Advising our clients and their directors and senior management on compliance with the Listing Rules, the GEM Listing Rules and the Takeovers Code

03 Our internal compliance checks such as our "know-your-client" procedures and background checks on our potential clients

04 Preparing standard documents for our clients, including transaction documents (such as memorandum of understanding, sales and purchase agreements, subscription agreements, placing agreements and underwriting agreements), and related announcements and circulars to be published on the website of the Stock Exchange

7. Use of Proceeds

✓ **US$0.57 million (i.e. 14.6% of the net proceeds) for strengthening our corporate finance services business by expanding our corporate finance team in Hong Kong**

We intend to strengthen our corporate finance services business by recruiting additional experienced professional staff in Hong Kong to ensure that we have sufficient staff with appropriate levels of knowledge, skills and experience to provide our existing corporate finance services.

✓ **US$0.57 million (i.e. 14.6% of the net proceeds) for expanding our financial advisory business to serve clients which would like to seek a listing in the U.S.**

We plan to collaborate with suitable investment banks or licensed financial institutions in the U.S. and/or recruit talents in Hong Kong and the U.S. to better serve clients through advising them on corporate structure, financial management and corporate governance and assisting them in coordinating with and supervising the work of various professional parties involved in the listing process.

✓ **US$1.18 million (i.e. 30.4% of the net proceeds) for generating new income streams by providing the following value-added services to our clients: (i) trainings and seminars to directors of listed companies in Hong Kong as to the latest development of the regulatory requirements of the Stock Exchange and the SFC; (ii) ESG reporting services to listed companies in Hong Kong, in which we prepare a customized ESG report in compliance with relevant rules and regulations; and (iii) internal control advisory services to listed companies in Hong Kong to achieve compliance with relevant rules and regulations and assist our clients in mitigating their operational and financial risks.**

We plan to collaborate with competent ESG and internal control professionals and/or acquire suitable advisory firms which are principally engaged in the provision of such value-added services to broaden our existing service scope.

✓ **US$1.18 million (i.e. 30.4% of the net proceeds) for developing automated FinTech-enabled tools to assist us in providing our corporate finance advisory services**

We plan to enhance digitalization of our corporate finance services and apply AI technology through engaging external information technology services providers to develop automated FinTech-enabled tools to assist us in (i) our internal compliance checks such as our KYC procedures and background checks on our potential clients; (ii) our data collection and analysis for performing our financial advisory and independent financial advisory works; (iii) preparing standard documents for our clients, including transaction documents (such as memorandum of understanding, sales and purchase agreements, subscription agreements, placing agreements and underwriting agreements), and related announcements and circulars to be published on the website of the Hong Kong Stock Exchange; and (iv) advising our clients and their directors and senior management on compliance with the Listing Rules, the GEM Listing Rules and the Takeovers Code.

✓ **The balance (i.e. 10.0% of the net proceeds) for working capital and other general corporate purposes**

8. Board of Directors & Management Team

MR CHOI TAN YEE

EXECUTIVE DIRECTOR
CHIEF EXECUTIVE OFFICER
CO-CHAIRMAN

Mr. Choi serves as an Executive Director, Chief Executive Officer and Co-Chairman of the board of directors of our Company. Mr. Choi has over 18 years of experience in corporate finance, accounting and auditing. Since February 2023, Mr. Choi has been an Executive Director and the Chief Financial Officer of Alpha Technology Group Limited, a company listed on the Nasdaq Capital Market (stock code: ATGL). Mr. Choi is a Co-Founder of our Group and has been a Managing Director of Rainbow Capital since January 2020.

Prior to co-founding Rainbow Capital, Mr. Choi worked in China Tonghai Capital Limited (currently known as "Quam Capital Limited") between January 2015 and December 2019, with the last position as director. Between December 2009 and December 2014, Mr. Choi worked in Somerley Capital Limited, with the last position as senior manager. He handled various initial public offerings, merger and acquisition transactions and fund-raising exercises. Mr. Choi also worked in the assurance division of Grant Thornton from September 2006 to December 2009.

Mr. Choi obtained a Bachelor's Degree of Business Administration in Business Economics and Financial Engineering from The Chinese University of Hong Kong in 2005. Mr. Choi is a fellow member of the Association of Chartered Certified Accountants (FCCA) and a Chartered Financial Analyst (CFA) Charterholder.

MR LEUNG HO MING DANNY

EXECUTIVE DIRECTOR
CHIEF EXECUTIVE OFFICER
CO-CHAIRMAN

Mr. Leung serves as an Executive Director, Chief Financial Officer and Co-Chairman of the board of directors of our Company. Mr. Leung has over 18 years of experience in corporate finance, accounting and auditing. Mr. Leung is a Co-Founder of our Group and has been a Managing Director of Rainbow Capital since January 2020.

Prior to co-founding Rainbow Capital, Mr. Leung worked in China Tonghai Capital Limited (currently known as "Quam Capital Limited") between April 2018 and December 2019, with the last position as director. Between August 2010 and April 2018, Mr. Leung held senior positions in several investment banks, including CEB International Capital Corporation Limited and Somerley Capital Limited. He handled various initial public offerings, merger and acquisition transactions and fund-raising exercises. Mr. Leung also worked in the assurance department of Ernst & Young from September 2005 to November 2009.

Mr. Leung is a fellow member of The Hong Kong Institute of Certified Public Accountants (FCPA) and a fellow member of The Institute of Chartered Accountants in England and Wales (FCA). Mr. Leung obtained a degree of Bachelor of Arts in Accounting and Finance from the University of Newcastle Upon Tyne in July 2005.

8. Board of Directors and Management Team (Cont’d)

> MR LEE LUK SHIU

INDEPENDENT NON-EXECUTIVE DIRECTOR

Mr. Lee will be appointed as an independent non-executive director and will be the chairman of the nominating committee and a member of each of the audit committee and the compensation committee.

Mr. Lee has over 30 years of experience in commercial accounting and corporate finance. Mr. Lee worked in the Stock Exchange for around 15 years from November 1986 to May 1993 and from March 1997 to August 2005. His duties included regulating and monitoring the Hong Kong listed companies in relation to their compliance with the Listing Rules and processing new listing applications. Mr. Lee was also a senior consultant of an investment bank for 5 years from 2007 to 2012.

Mr. Lee has been an independent non-executive director of Huabao International Holdings Limited (stock code: 336.HK) since May 2006, Hin Sang Group (International) Holdings Limited (stock code: 6893.HK) since September 2014 and Yee Hop Holdings Limited (stock code: 1662.HK) since November 2015, the shares of which are listed on the Main Board of the Stock Exchange.

> MS CHU WEI NING

INDEPENDENT NON-EXECUTIVE DIRECTOR

Ms. Chu Wei Ning will be appointed as an independent non-executive director and will be the chairwoman of the compensation committee and a member of each of the audit committee and the nominating committee.

Ms. Chu has over 25 years of experience in investment banking, venture capital, and corporate operations. Ms. Chu’s career encompasses significant roles in the investment industry, including Managing Director of Horizon Ventures Limited, a Hong Kong-based private investment firm specializing in disruptive technologies investment, from May 2007 to January 2012. She also served as a founding member and an executive director of the private equity division at Bank of China International Limited from August 2004 to December 2005.

In her operational roles, Ms. Chu was an executive director of China Baoli Technologies Holdings Limited (stock code: 164.HK) from July 2015 to June 2016 and has served as the chief executive pfficer since June 2016. Ms. Chu has been an independent non-executive director of BOSA Technology Holdings Limited (stock code: 8140.HK) since June 2018.

> MS LUI MEI KA

INDEPENDENT NON-EXECUTIVE DIRECTOR

Ms. Lui will be appointed as an independent non-executive director and will be the chairwoman of the audit committee and a member of each of the compensation committee and the nominating committee.

Ms. Lui has over 17 years of experience in financial management and corporate finance. From September 2018 until the present, Ms. Lui has been the chief financial officer and joint company secretary of Feiyu Technology International Company Ltd. (stock code: 1022.HK). She acted as the company secretary and financial controller of LT Commercial Real Estate Limited (stock code: 112.HK) from March 2014 to May 2016 and acted as the company secretary of GR Properties Limited (stock code: 108.HK) from October 2016 to July 2018. Ms. Lui has been an independent non-executive director of China Tontine Wines Group Limited (stock code: 389.HK) since September 2024, an independent non-executive director of GoFintech Innovation Limited (stock code: 290.HK) since September 2023, and an independent non-executive director of China Tangshang Holdings Limited (stock code: 674.HK) since April 2017.

9. Contact

> ISSUER

RAINBOW CAPITAL HOLDINGS LIMITED

Email: larry.choi@rainbowcaphk.com

Tel: +852-3841-7454 / +852-9049-8795

Address: Office No. 710, 7/F, Wing On House, 71 Des Voeux Road Central, Hong Kong

> UNDERWRITER

CATHAY SECURITIES, INC.

Email: service@cathaysecurities.com

Tel: +1-855-939-3888

Address: 40 Wall Street Suite 3600, NY, NY 10005 USA